EXHIBIT 5.1

TROUTMAN SANDERS LLP
Attorneys at Law
Bank of America Plaza
600 Peachtree Street, NE, Suite 5200
Atlanta, Georgia 30308-2216
404.885.3000 telephone
404.885.3900 facsimile
troutmansanders.com
May 22, 2009

CompuCredit Holdings Corporation

Five Concourse Parkway, Suite 400

Atlanta, Georgia 30328

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to CompuCredit Holdings Corporation, a Georgia corporation (“Holdings”), in connection with a reorganization transaction in which Holdings will offer an aggregate of up to 53,000,000 shares of common stock, no par value, of Holdings (the “Shares”) to the current shareholders of CompuCredit Corporation, a Georgia corporation (“CompuCredit”) as contemplated by the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Holdings with the Securities and Exchange Commission (the “SEC”) on or about May 22, 2009. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) among Holdings, CompuCredit and CompuCredit Merger Sub, Inc., a Georgia corporation (“Merger Sub”), among other things, (i) Merger Sub will merge with and into CompuCredit (the “Merger”), with CompuCredit becoming a direct wholly owned subsidiary of Holdings, and (ii) the outstanding shares of CompuCredit common stock will be converted into the Shares.

As counsel for Holdings, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of Holdings’ representatives.

Based upon the foregoing examination, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that (i) the resolutions authorizing Holdings to issue, offer and sell the Shares will be in full force and effect at any times when any Shares are issued, offered or sold by Holdings, and Holdings will take no action inconsistent with such resolutions and (ii) all conditions to the respective obligation of CompuCredit and Merger Sub to effect the Merger set forth in the Merger Agreement will have been satisfied or waived in accordance with the terms of the Merger Agreement.

We are members of the Bar of the State of Georgia. In expressing the opinion set forth above, no opinion is expressed with respect to the laws of any jurisdiction other than the laws of the State of Georgia. We express no opinion as to the effect of the laws of any other jurisdiction or as to the securities laws of any state (including, without limitation, Georgia), municipal law or the laws of any local agencies within any state, including, without limitation, Georgia.

ATLANTA    CHICAGO    HONG KONG    LONDON        NEW YORK    NEWARK    NORFOLK    ORANGE COUNTY

RALEIGH    RICHMOND    SAN DIEGO    SHANGHAI    TYSONS CORNER    VIRGINIA BEACH    WASHINGTON, DC

May 22, 2009

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion. This opinion is being furnished to Holdings solely for its benefit in connection with the transactions contemplated by the Merger Agreement and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent and may not be relied upon by any other person without our express written consent.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Troutman Sanders LLP